Exhibit 10.2

SHARE TRANSFER AGREEMENT

BY AND AMONG

ASTERIAS BIOTHERAPEUTICS, INC.,

BIOTIME, INC.

AND

ES CELL INTERNATIONAL PTE LTD

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT (the “Agreement”) is entered into on February 16, 2016 (the “Effective Date”) by and among Asterias Biotherapeutics, Inc., a Delaware corporation having a place of business at 6300 Dumbarton Circle, Fremont, CA 94555 (“Asterias”), BioTime, Corp., a Delaware corporation having a place of business at 1301 Harbor Bay Parkway, Alameda, California 94502 (“BioTime”), and ES Cell International Pte Ltd, a Singapore corporation having a place of business at 11 Biopolis Way, #05-06 Helios, Singapore 138667 (“ESI”). Each of Asterias, BioTime and ESI is individually referred to as “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BioTime, Asterias and ESI have agreed to enter into a cross-license agreement on the Closing Date in the form attached hereto as Exhibit A (the “Cross License Agreement”) pursuant to which BioTime will receive a non-exclusive license from Asterias under the Asterias Patent Rights, Asterias will receive a non-exclusive license from BioTime under the BioTime Patent Rights and Asterias will receive a non-exclusive license from ESI under the ESI Patent Rights; and

WHEREAS, BioTime and Asterias have agreed to enter into a sub-license agreement on the Closing Date in the form attached hereto as Exhibit B (the “Sublicense Agreement”) pursuant to which Asterias will receive a non-exclusive sublicense from BioTime under the Sublicense Patent Rights;

WHEREAS, BioTime currently holds 21,823,340 shares of Asterias Series A Common Stock (the “Asterias Common Stock”), par value $0.0001 per share (the “Asterias Shares”);

WHEREAS, BioTime currently holds warrants to purchase 3,150,000 shares of Asterias Common Stock at an exercise price of $5.00 per share of Asterias Common Stock (the “Asterias Warrants”);

WHEREAS, Asterias currently holds 21,925 shares of common stock, which is the entirety of Asterias’ entire ownership, of Cell Cure Neurosciences Ltd. (the “Cell Cure Interests”);

WHEREAS, Asterias currently holds 2,100,000, which is the entirety of Asterias’ ownership, of the outstanding shares of Common Stock, no par value per share (the “OrthoCyte Shares”) of OrthoCyte Corporation (“OrthoCyte”);

WHEREAS, ESI is a wholly-owned subsidiary of BioTime;

WHEREAS, Asterias has engaged Lake Street Capital Markets to conduct an independent valuation analysis with respect to each of the licenses, transfers and assignments being effected pursuant to the Applicable Agreements;

WHEREAS, the Parties desire to enter into this Agreement to agree upon the consideration to be paid by each of Asterias, BioTime and ESI on the Closing Date for the licenses, transfers and assignments contemplated by the Cross License Agreement and the Sublicense Agreement and to effect the payments from each of Asterias, BioTime and ESI on the Closing Date for such licenses, transfers and assignments through the transfer of a portion of the Cell Cure Interests and the OrthoCyte Shares from Asterias to BioTime and the Asterias Warrants and a portion of the Asterias Shares from BioTime to Asterias;

WHEREAS, Asterias and BioTime desire to enter into this Agreement to effect the transfer on the Closing Date of the Cell Cure Interests and the OrthoCyte Shares to BioTime by Asterias in exchange for the transfer of BioTime’s entire ownership in the Asterias Warrants and a portion of BioTime’s ownership of Asterias Shares to Asterias by BioTime.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and the legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1	“Applicable Agreements” means the Cross-License Agreement and the Sublicense Agreement.

1.2	“Asterias Patent Rights” has the meaning ascribed to such term in the Cross License Agreement.

1.3	“BioTime Patent Rights” has the meaning ascribed to such term in the Cross License Agreement.

1.4	“ESI Patent Rights” has the meaning ascribed to such term in the Cross License Agreement.

1.5	“Sublicense Patent Rights” shall mean the Patent Rights licensed to Asterias in the Sublicense Agreement.

1.6	“Warrant Agreement” means the Warrant Agreement dated October 1, 2013, between Asterias and BioTime, in the form attached hereto as Exhibit B-1.

ARTICLE 2. FAIR MARKET VALUE OF THE LICENSES, TRANSFERS AND ASSIGNMENTS CONTEMPLATED BY THE APPLICABLE AGREEMENTS

2.1	Fair Market Value of the licenses to Asterias from BioTime and ESI Pursuant to the Cross License Agreement and the Sublicense Agreement. The fair market value of the licenses being granted to Asterias by BioTime and ESI pursuant to the Cross License Agreement and the Sublicense Agreement is hereby deemed by each of BioTime, ESI and Asterias to be approximately $1,158,000.

2.2	Fair Market Value of the license to BioTime Pursuant to the Cross License Agreement. The fair market value of the license being granted to BioTime pursuant to the Cross License Agreement is hereby deemed by each of Asterias and BioTime to be approximately $2,747,500.

2.3	Net Difference in Value of the licenses awarded under the Cross License and Sublicense Agreements. The Parties hereby agree that the difference in value of the licenses referred to in Section 2.1 and 2.2 shall be $1,589,500, in favor of Asterias.

ARTICLE 3. VALUE OF THE SECURITIES HELD BY BIOTIME AND ASTERIAS

3.1	Fair Market Value of the OrthoCyte Shares. The fair market value of the OrthoCyte Shares is hereby deemed by each of the Parties to be $785,000.

3.2	Fair Market Value of the Cell Cure Interests. The fair market value of the Cell Cure Interests is hereby deemed by each of the Parties to be $765,000.

3.3	Fair Market Value of the Asterias Warrants. The fair market value of the Asterias Warrants, including the value of foregone distribution rights as described in Section 7.1 of this Agreement, is hereby deemed by each of the Parties to be $2,906,883.

3.4	Fair Market Value of each Asterias Share. The fair market value of each Asterias Share, which was derived from the volume weighted 20 day average trading price of Asterias Series A Common Stock on the NYSE MKT, during the period from December 30, 2015 to January 28, 2016, is hereby deemed by each of the Parties to be $3.07.

ARTICLE 4. ASSETS AS CONSIDERATION FOR THE LICENSES, TRANSFERS AND ASSIGNMENTS CONTEMPLATED BY THE APPLICABLE AGREEMENTS

4.1	Consideration to Asterias from BioTime. As consideration for the rights and licenses to the Asterias assets specified in Section 4.2, (a) BioTime and ESI, agree to enter into the Cross License Agreement on the Closing Date to provide Asterias with a non-exclusive license under the BioTime Patent Rights and the ESI Patent Rights, and (b) BioTime agrees to (i) enter into the Sublicense Agreement on the Closing Date to provide Asterias with a non-exclusive license under the Sublicense Patent Rights, (ii) deliver on the Closing Date to Asterias all of the Asterias Warrants, (iii) deliver on the Closing Date to Asterias a stock certificate for 75,771 of the Asterias Shares accompanied by a stock power duly signed by BioTime with respect to such shares, or in the alternative, BioTime is agreeing to direct its agents to effectuate such transfer via book entry on the Closing Date, and (iv) forego its rights to receive warrants distributed by Asterias to its shareholders, as described in Section 7.1 of this Agreement

4.2	Consideration to BioTime from Asterias. As consideration for the rights and licenses to the BioTime assets specified in Section 4.1, Asterias agrees to (a) enter into the Cross License Agreement on the Closing Date to provide BioTime with a non-exclusive license under the Asterias Patent Rights, (b) transfer to BioTime, and BioTime agrees to accept from Asterias, in each case on the Closing Date, all of Asterias’ interest in and to all of the OrthoCyte Shares and all of the Cell Cure Interests.

ARTICLE 5. CLOSING

5.1	Subject to the satisfaction or waiver of the conditions set forth in Section 5.2 and Section 5.3, the closing of all of the transactions contemplated by Article 4and Section 7.1 of this Agreement, in each case pursuant to the terms of this Agreement (the “Closing”), shall take place at the offices of counsel to Asterias, at a time to be agreed upon by Asterias and BioTime, on a date (which shall be no later than the second Business Day after the satisfaction or waiver of all of the conditions set forth in Section 5.2 and Section 5.3) to be agreed upon by Asterias and BioTime. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually takes place.

5.2	Asterias’ obligation to take the actions required to be taken by Asterias at the Closing are subject to the satisfaction, at or prior to the Closing, of the following condition (which may be waived by Asterias, in whole or in part, in writing):

(a)	BioTime shall not have taken any action which would prevent or impair BioTime’s ability to enter into and consummate (i) the Cross License Agreement, (ii) the Sublicense Agreement, and (iii) each of the transfers to be effected by BioTime pursuant to this Agreement.

5.3	BioTime’s obligation to take the actions required to be taken by BioTime at the Closing are subject to the satisfaction, at or prior to the Closing, of the following condition (which may be waived by BioTime, in whole or in part, in writing):

(a)	Asterias shall not have taken any action which would prevent or impair Asterias’ ability to enter into and consummate (i) the Cross License Agreement, (ii) the Sublicense Agreement, and (iii) each of the transfers to be effected by Asterias pursuant to this Agreement.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

6.1	By Asterias. Asterias represents, warrants and covenants that, as of the Effective Date and the Closing Date:

(a)	Organization. Asterias is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b)	Authorization of Transaction. Asterias has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Asterias. This Agreement has been duly and validly executed and delivered by Asterias and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of Asterias, enforceable against Asterias in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of Asterias in connection with the execution and delivery of this Agreement or the compliance by Asterias with any of the provisions hereof.

(c)	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any law to which Asterias is subject or any provision of the organizational documents of Asterias or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, or other agreement to which Asterias is a party or by which it is bound or to which any of its assets are subject.

(d)	Title to Assets; No Liens. Asterias holds title to the OrthoCyte Shares and Cell Cure Interests free and clear of all security interests and other monetary liens and encumbrances, and has not entered into any contract or agreement to transfer, sell, or assign, or granting to any third party any right or option to purchase, any of the OrthoCyte Shares or Cell Cure Interests.

(e)	Brokers’ Fees. Asterias has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any other Party could become liable or obligated.

6.2	By BioTime. BioTime represents, warrants and covenants that, as of the Effective Date and the Closing Date:

(a)	Organization. BioTime is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(b)	Authorization of Transaction. BioTime has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BioTime. This Agreement has been duly and validly executed and delivered by BioTime and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of BioTime, enforceable against BioTime in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of BioTime in connection with the execution and delivery of this Agreement or the compliance by BioTime with any of the provisions hereof.

(c)	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any law to which BioTime is subject or any provision of the organizational documents of BioTime or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, or other agreement to which BioTime is a party or by which it is bound or to which any of its assets are subject.

(d)	Brokers’ Fees. BioTime has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any other Party could become liable or obligated.

ARTICLE 7. COVENANTS

7.1	Cancellation of the Warrant Agreement. On the Closing Date, upon the transfer of the Asterias Warrants from BioTime to Asterias, the Warrant Agreement shall be deemed cancelled and shall have no further effect. Furthermore, BioTime acknowledges that Asterias plans to issue certain warrants to purchase common stock of Asterias to its shareholders on a pro-rata basis, and in consideration for the assets to be received by BioTime set forth in Section 4.2, BioTime hereby irrevocably waives its right to receive such warrants and acknowledges that it has received sufficient consideration for its foregone right to receive such warrants.

7.2	Access to Books and Records; Financial Reporting. For as long as the financial statements of Asterias are required to be consolidated with BioTime’s financial statements for financial reporting purposes in accordance with United States generally accepted accounting principles (“GAAP”), and, in the case of paragraph (a) for a period of six years thereafter, the provisions of this Section 7.2 shall apply.

(a)	BioTime and its employee and employees of BioTime’s independent registered public accountants, in each case who sign a customary confidentiality agreement requiring such person and BioTime to keep all confidential or proprietary information of Asterias confidential, shall at all times during regular business hours (which shall be 9:00 a.m. to 5:30 p.m. Monday through Friday other than federal holidays in which banks in San Francisco, California are required or permitted to close) have the right, upon five (5) business days prior notice to Asterias, to enter any and all offices of Asterias where Asterias’ books and records are kept and to inspect, review, copy, and audit such financial books and records, minutes of the proceedings of the directors and stockholders of Asterias, stockholder records, and contracts, instruments, and agreements, in each case solely to the extent necessary to comply with GAAP and in a manner that does not interfere with the day to day operations of Asterias, at BioTime’s expense. Asterias shall make its relevant officers and employees available to, and shall otherwise reasonably cooperate with, BioTime and BioTime’s independent registered public accountants, in connection with their inspection, copying, review, and audit of such books and records of Asterias. The provisions of this Section 7.1(a) shall not apply to documents not in the public domain, embodying or disclosing Asterias’ proprietary technology or confidential information.

(b)	Subject to the terms and conditions of Section 7.2(a), Asterias shall make its relevant officers and employees available to, and shall otherwise reasonably cooperate with, including providing answers to questions asked by BioTime and BioTime’s independent registered public accountants, in connection with BioTime’s preparation of the Management’s Discussion and Analysis of Financial Condition and Results of Operations, or any similar portion, of BioTime’s quarterly reports on Form 10-Q and annual reports on Form 10-K, to the extent related to the results of operations, revenues, expenses, and other financial results of Asterias for the applicable financial reporting period.

(c)	BioTime and Asterias shall consult with each other, in good faith, with respect to the financial accounting for, and reporting of, transactions to which Asterias is a party or which otherwise are required to be reported or reflected in the financial statements and notes thereto of Asterias and BioTime, for the purpose of maintaining consistency in such reporting in conformity with GAAP.

(d)	If an event occurs that is required to be disclosed by Asterias on Form 8-K (a “Reportable Event”), regardless of whether Asterias elects to report such event on a Form 10-Q or Form 10-K rather than on Form 8-K, Asterias will notify BioTime’s Chief Financial Officer of the Reportable Event promptly after the occurrence of such Reportable Event and shall provide BioTime’s Chief Financial Officer with the information that Asterias intends to include in a current report on Form 8-K, a quarterly report on Form 10-Q or annual report on Form 10-K, whichever shall first be filed, reporting such event, in sufficient time prior to the required date for reporting such event to permit BioTime, to the extent it determines the Reportable Event to be material to BioTime, to so report the Reportable Event in such time and in such manner as required by the rules and regulations of the Securities and Exchange Commission. If the Reportable Event pertains to Asterias’ entry into or amendment or modification of any contract or agreement that constitutes a material contract required to be reported in response to Item 1.01 of Form 8-K, Asterias shall provide BioTime with a complete copy of such contract or agreement, including all exhibits and schedules thereto. If Asterias plans to submit an application to the SEC seeking an order for confidential treatment of any portion of a material contract or agreement, Asterias shall so notify BioTime, and if BioTime determines that it is required by applicable law or regulation to file such contract or agreement as an exhibit to any report or registration statement filed with the SEC, BioTime shall file the same version of such contract or report as is filed by Asterias and BioTime and Asterias shall cooperate in the preparation and submission of the applications by BioTime and Asterias for an order permitting confidential treatment such portions of the contract or agreement as they may determine.

7.3	Reporting this Agreement and Agreements Referenced Herein. BioTime and Asterias shall cooperate in preparing for timely filing consistent current reports on Form 8-K and a joint press release reporting the execution of this Agreement and the Cross License Agreement by the parties and the consummation of the transactions described herein and therein.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1	Assignability. No Party may assign this Agreement or the rights granted herein except with the prior written consent of the other Parties.

8.2	No Waiver. No waiver by any Party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

8.3	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.1	Governing Laws. The validity, construction and effect of this Agreement shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in courts of the State of Delaware and the Parties hereby agree and submit to the personal jurisdiction and venue thereof.

8.2	Waiver of Jury Trial. WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH PARTY HEREBY IRREVOCABLY, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.3	Entire Agreement. This Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

8.4	Amendments. No amendment or modification of this Agreement shall be valid or binding on the Parties unless made in writing and signed on behalf of each Party.

8.5	Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

8.6	Counterparts; Facsimile Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. Delivery of executed signature pages hereof by facsimile transmission or portable document format (PDF) shall constitute effective and binding execution and delivery of this Agreement.

8.7	Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, Asterias, BioTime and ESI have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

Asterias Biotherapeutics, Inc.		BioTime, Inc.

By:	/s/Pedro Lichtinger	By:	/s/Michael D. West
	Pedro Lichtinger		Michael D. West

Title: President and Chief Executive Office		Title: Co-Chief Executive Officer

		By:	/s/Aditya Mohanty
Aditya Mohanty

Title: Co-Chief Executive Officer

ES Cell International Pte Ltd

By:	/s/Aditya Mohanty

Title:	CEO